Freeport-McMoRan Copper & Gold Inc. Announces Conversions of $180 Million of its

8¼% Convertible Senior Notes due 2006

NEW ORLEANS, LA, January 7, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced the completion of the tender offer for its 8¼% Senior Convertible Notes due 2006 (“Notes”), resulting in the early conversion of $180 million of Notes into FCX common stock.  In this transaction, holders representing approximately 62% of the remaining $292.6 million in Notes agreed to convert their Notes into 12.6 million shares of FCX common stock (based on the $14.30 per share conversion price under the terms of the Notes).  FCX will pay approximately $10 million in cash to the holders including accrued interest, which will be funded from restricted cash in the interest escrow associated with these Notes.  Final settlement of this transaction is expected on Thursday, January 8, 2004.

Richard C. Adkerson, President and Chief Executive Officer of FCX said, “This transaction is an additional step to reduce debt and enhance our financial flexibility.  The conversions of these notes to equity further strengthens our balance sheet and will result in annual cash savings of approximately $5 million at the current level of common stock dividend. ”

FCX issued $603.75 million in Notes in August 2001 and deposited a portion of the proceeds in escrow to fund the first three years of interest payments.  In August 2003, FCX completed privately negotiated transactions resulting in early conversion of $311 million of Notes into FCX common stock.  The Notes are callable at FCX’s option after July 31, 2004, and FCX currently intends to call all remaining Notes not previously converted at this time.

As a result of these early conversions, the principal amount of outstanding Notes will be reduced to approximately $113 million. The cash savings between the annual interest currently payable on the Notes and the annual dividend currently paid on the common stock, approximates $5 million.  After giving effect to this conversion, FCX shares of common stock outstanding will total approximately 196 million.

This conversion will reduce FCX’s total consolidated debt by $180 million.  FCX expects to record an approximate $10 million charge to net income in the first quarter of 2004 in connection with the conversion expense.

Complete terms of the tender offer are described in the Offering Circular and related documents distributed to holders on December 8, 2003.

Georgeson Shareholder Communications Inc. acted as the information agent for the tender offer.  Georgeson may be contacted toll free at 800-843-0129.

This press release is not an offer to purchase, or a solicitation of an offer to sell the notes, which will only be made in compliance with applicable securities laws.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our internet website “fcx.com”.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding consolidated debt, projected charges to net income, and projected unrestricted cash.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Additionally, important factors that might cause future results to differ from these projections include the holders delivery of the notes for conversion, industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.